Certificate of Amendment

                  The undersigned, being the Secretary of Evergreen Equity Trust (formerly known as Evergreen Global Real Estate Equity Trust and hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 3.1 of the Agreement and Declaration of Trust, dated October 26, 1988, as amended on September 28, 1995 (and as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on February 8, 1996, the Declaration of Trust is hereby amended as follows:

         1. Effective February 8, 1996, Evergreen Global Leaders Fund, a series fund of the Trust (the "Fund"), will offer three additional classes of shares, such classes to be known as Class A, Class B and Class C, and each of which represents a pro-rata interest in the assets and liabilities of the investment portfolio of the Fund and will be offered in accordance with the terms and conditions set forth in Investment Company Act Release 20750, dated December 1, 1994.


     IN WITNESS WHEREOF, the undersigned has set her hand and seal this ___ day of ___, 1996.


                                                -------------------------------
                                                  Secretary


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                                 ACKNOWLEDGMENT

STATE OF NEW YORK)
                                            ss:
COUNTY OF WESTCHESTER)

         Then personally appeared the above-named ____________ and acknowledged the foregoing instrument to be his/her free act and deed.

Before me
---------------------
Notary Public

My commission expires:


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